SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No.    )

Filed by the registrant                     [X]
Filed by a party other than the registrant  [ ]

Check the appropriate box:

[ ]      Preliminary Proxy Statement        [ ] Confidential, for use of the
                                            Commission Only (as permitted by
                                            Rule 14a6(e)(2))
[ ]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[X]      Soliciting Material pursuant to Rule 14a-12

                            Ridgewood Financial, Inc.
                            -------------------------
                (Name of Registrant as Specified in Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[X]      No fee required
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

          (1)  Title of each class of securities to which transaction applies:
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          (2)  Aggregate number of securities to which transaction applies:
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          (3)  Per unit price or other underlying value of transaction  computed pursuant to Exchange Act Rule 0-11. (set forth the amount on which the filing fee is calculated and state how it was determined):
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[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting
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FOR IMMEDIATE RELEASE              FOR FURTHER INFORMATION CONTACT:

August 29, 2000                    Susan E. Naruk, President and CEO
                                   Nelson Fiordalisi, EVP and COO
                                   Ridgewood Financial, Inc.
                                   (201) 445-4000

                                   Paul M. Pantozzi, Chairman, CEO and President Provident Savings Bank
                                   (201) 333-1000


            Provident Savings Bank and Ridgewood Savings Bank of New
                             Jersey Announce Merger

     JERSEY CITY, N.J. and RIDGEWOOD, N.J., -- Provident Savings Bank, Jersey City, New Jersey ("Provident") announced that it has signed an Agreement and Plan of Merger (the "Agreement") with Ridgewood Financial, Inc. (Nasdaq: RSBI; "Ridgewood Financial") and its wholly-owned subsidiary Ridgewood Savings Bank of New Jersey ("Ridgewood Bank"). Provident Savings Bank is a New Jersey chartered mutual savings bank. Ridgewood Savings Bank of New Jersey is a New Jersey chartered stock savings bank and a wholly-owned subsidiary of Ridgewood Financial, Inc. A majority of Ridgewood Financial's stock is owned by Ridgewood Financial, MHC (the "Mutual Holding Company"), a New Jersey chartered state savings bank mutual holding company.

     Pursuant to the Agreement: (1) the mutual holding company structure of Ridgewood will be eliminated; (2) Ridgewood Bank will merge with and into Provident and continue to operate as a division of Provident under the name "Ridgewood Savings Bank of New Jersey;" (3) the public stockholders of Ridgewood Financial, Inc. will receive $15.00 in cash in exchange for each share of common stock, and the common stock of Ridgewood Financial, Inc. owned by the Mutual Holding Company will be cancelled; (4) depositors of Ridgewood Bank will become depositors of Provident Savings Bank with the same rights and privileges as all other depositors of Provident.

     Paul M. Pantozzi, Chairman, Chief Executive Officer and President of Provident stated, "This transaction represents a significant expansion of Provident's presence in the important Bergen County market. As a community-oriented financial institution, we are very excited about conducting business in the Ridgewood market. We believe that Ridgewood's customers will see real enhancement in the products and services they receive as a result of the merger of Ridgewood Bank into Provident. We expect that Ridgewood's employees and customers will derive many benefits from their relationship with Provident."

     The transaction is subject to several conditions, including the receipt of regulatory approval and the approval of the stockholders of Ridgewood Financial. The common stock of Ridgewood Financial currently trades on the Nasdaq National Market under the symbol "RSBI." Pursuant to the Agreement, a member of the Board of Ridgewood Financial will become a member of the Board of Provident. In addition, Provident will establish a Ridgewood Advisory Board of Directors. President of Ridgewood Savings Bank, Susan Naruk, will continue to serve on the Advisory Board and to act as a consultant and otherwise assist in the transition for three years. The Executive Vice President of Ridgewood Bank, Nelson Fiordalisi, will become First Vice President and Division Head of the Ridgewood Savings Bank Division of Provident.

     President Susan Naruk stated, "This unique transaction allows our shareholders to receive a substantial premium for their stock while allowing our mutual holding company depositors to gain depositor entitlements at Provident. It is an exciting opportunity which allows Ridgewood Savings to maintain its unique identity while at the same time adding the considerable resources of Provident to expand services and product offerings. Specifically, we intend to offer a greater range of commercial deposit and loan products -- something our local business community has long asked for. Likewise, we will now be able to make trust and asset management services available to our customers, which also fills a real need locally." Added Nelson Fiordalisi, "Our branch network and staff will remain unchanged. Provident and Ridgewood are two of New Jersey's oldest and most respected financial institutions, and this partnership enhances both. All of us at Provident and Ridgewood share a strong commitment to customer service."

     Provident is the largest and oldest mutual state savings bank headquartered in the State of New Jersey, founded in 1839, and as of June 30, 2000 had total assets, deposits and net worth of $2.7 billion, $2.2 billion and $248 million, respectively. Provident has 51 offices located in New Jersey. As of June 30, 2000, Ridgewood had total assets, deposits and stockholders equity of $286 million, $208 million and $25 million, respectively. Ridgewood operates from four offices located in Ridgewood and Mahwah, New Jersey.

     Ridgewood will be filing a proxy statement and other relevant documents concerning the merger with the Securities and Exchange Commission ("SEC"). THE COMPANY URGES INVESTORS TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain the documents free of charge at the SEC'S website, http://www.sec.gov. In addition, documents filed with the SEC by Ridgewood will be available free of charge from Ridgewood, Attn: Corporate Secretary, 55 North Broad Street, Ridgewood, New Jersey 07450, telephone 201-445- 4000. INVESTORS SHOULD READ THE PROXY STATEMENT CAREFULLY BEFORE MAKING A DECISION CONCERNING THE MERGER.

     Ridgewood and its directors and executive officers may be deemed to be participants in the solicitation of proxies of Ridgewood stockholders to approve the merger. Ridgewood's board of directors is composed of Susan E. Naruk, Nelson Fiordalisi, Michael Azzara, Jerome Goodman, Bernard J. Hoogland, John Kandravy, Robert S. Monteith, John J. Repetto, and Paul W. Thornwall. Collectively, the directors and executive officers at Ridgewood may be deemed to beneficially own approximately 5.4% of Ridgewood's common stock. This ownership information is as of December 31, 1999.